Exhibit 10.5

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered into by and between King County, Washington (“King County”) and Supreme Indiana Operations, Inc. (f/k/a Supreme Corporation) (“Supreme”) (individually, a “Party,” and collectively, the “Parties”) as of the 14th day of June 2013 (the “Effective Date”).

I.                              RECITALS

1.             King County and Supreme entered into a contract for the manufacture and delivery of 35 medium-duty, diesel-fueled public transit buses known as the 1900 Series (the “Buses”).  The Buses were delivered to and accepted by King County between 2009 and 2010.

2.             On February 22, 2012, King County filed a lawsuit concerning the Buses against Supreme in King County Superior Court, Case No. 12-2-06711-2 SEA, captioned as King County v. Supreme Corporation, and Supreme counterclaimed (the “Litigation”).  Supreme also asserted third-party claims against Workhorse Custom Chassis, LLC (“Workhorse”), and ProAir, LLC (“ProAir”).

3.             King County and Supreme have conducted discovery on the claims, counterclaim, and defenses that they have asserted against each other in the Litigation.

4.             By this Agreement, the Parties desire to fully and finally compromise and resolve all claims concerning the Buses that they brought against each other or could have brought against each other in the Litigation.  This Agreement is not intended to address or resolve Supreme’s claims against Workhorse or ProAir.

5.             The Parties have fully considered and reviewed the Litigation and the advisability of entering into this Agreement.

II.                         AGREEMENT

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

6.             Payment to King County.  Within ninety (90) days of the Effective Date, Supreme will cause $4,737,500.00, by check made payable to “King County”, to be paid and delivered to King County.

7.             Storage and Retrieval of the Buses.  By July 9, 2013, Supreme will take possession of and remove the Buses from the facility in King County, Washington, where they are currently being stored.  Supreme also will pay the cost of storing the Buses in this facility from the date of May 10, 2013 until removal, with such costs to be invoiced to Supreme by King County upon removal of the Buses from King County’s possession and paid within thirty (30) days of the date of the invoice.

8.             Mutual Release of Claims.  Each Party forever releases and discharges the other and its subsidiaries, parents, divisions, affiliates, officers, directors, owners, shareholders, members, managers, associates, predecessors, successors, assigns, agents, partners, employees, insurers, representatives, attorneys, and any and all persons acting by, through, under or in concert with them, of and from any and all manner of action(s) and cause(s) of action, damages, losses, liabilities and demands, in law or in equity, of whatsoever nature or description, whether known or unknown, whether foreseen or unforeseen, which have arisen, may have arisen or which may in the future arise, concerning the Buses and the claims and counterclaims asserted against each other in the Litigation.  This Agreement expressly extends to and includes, but is not limited to, any and all causes of action based on any statute, common law, claim of fraud, or fraudulent inducement and expressly extends to and includes, but is not limited to, each and every claim or cause of action that was asserted or that could have been asserted by either Party against the other for all past and future economic damages, non-economic damages and awards recoverable or potentially recoverable.  In addition, King County agrees to release any and all claims relating to the Buses that it could have brought in the Litigation against Workhorse or ProAir, as well as any non-parties, including but not limited to Emmett Koelsch Coaches, Inc. and Husky Trucks, LLC.  Further, Supreme will have no obligation to provide indemnity against any future claims for medical or health-related issues relating to the Buses.

9.             Acknowledgment of Release.  It is the intention of the Parties that the releases contained herein shall be effective to bar each and every claim, demand, or cause of action released hereby.  Each Party recognizes that it may have some claim, demand, or cause of action against the other Party or entities that are released hereby of which they are unaware.  It is the intention of each Party in executing this Agreement that it will deprive itself of each such claim, demand or cause of action and prevent itself from asserting same against the other Party.

10.          Dismissal of Claims.  Upon the execution of this Agreement by the Parties, counsel for the Parties shall execute, and counsel for King County shall promptly cause to be filed with the King County Superior Court, a Stipulated Order of Dismissal of King County’s claims against Supreme, including all claims that were brought or could have been brought by King County against Supreme in the Litigation, and of Supreme’s counterclaim against King County, including all claims that were brought or could have been brought by Supreme against King County in the Litigation, in the form attached hereto.

11.          Confidentiality.  The terms and conditions of this Agreement are confidential and are intended to remain confidential.  Each Party reserves the right to disclose the existence and/or terms of this Agreement (a) as may be required by law, court order, or rule or (b) to enforce the terms of this Agreement.  Notwithstanding this provision, the Parties may disclose the terms of this Settlement Agreement to their respective attorneys, auditors, regulators, accountants, insurers, and/or any other similar professionals on a need-to-know basis.  The content of this Agreement may be disclosed pursuant to an order by a court of competent jurisdiction or pursuant to a public records disclosure request under either Washington or federal law, or as otherwise expressly required by applicable law (in each case a “Request”).  In the event any Party receives a Request for production or disclosure of information related to this Agreement, that Party shall promptly provide the other Party with written notice of the Request.  A Party may seek court ordered protection from disclosure of any such requested information at that Party’s own expense.  If court protection is not obtained, the Party who received the Request shall disclose only that information required by applicable law.

12.          Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors-in-interest, and assigns.  All representations and warranties made by the Parties in this Agreement shall survive execution of this Agreement and shall at all times subsequent to execution of this Agreement remain binding and fully enforceable.  The releases in this Agreement do not release the Parties for any of their own acts or omissions going forward on or after the Effective Date.

13.          Construction of this Agreement; Venue for Disputes.  This Agreement will be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Washington.  This Agreement has been negotiated by counsel for each of the Parties, and the language of this Agreement shall not be construed for or against any particular Party.  Subject to section 17 hereof, the Parties agree that any dispute related to or arising out of this Agreement must be brought in King County Superior Court.

14.          Amendment to Agreement.  Any amendment to this Agreement must be in writing signed by duly authorized representatives of the Parties stating the intent of the Parties to amend this Agreement.

15.          Review by Counsel.  This Agreement has been carefully reviewed by the Parties and has been reviewed by the Parties’ respective legal counsel; the contents hereof are known and understood by the Parties; and each Party executes this Agreement as its own free and voluntary act.

16.          Counterparts.  This Agreement, and any amendment or modification hereto, may be executed by the Parties in any number of counterparts, each of which, once executed and delivered in accordance with the terms of this Agreement, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by fax or by encrypted e-mail or e-mail file attachment (e.g., in Portable Document Format) of any such executed counterpart to this Agreement, or any amendment or modification hereto, will be deemed the equivalent of the delivery of the original executed Agreement or instrument.

17.          Mediation.  In the event of any suit, action, and/or legal proceeding to enforce, interpret, and/or seek damages for breach of this Agreement or any obligation assumed hereunder, the Parties, and any successors-in-interest and assigns, shall, prior to filing a claim in court, mediate (on a non-binding basis) all such issues before Stew Cogan, 1420 Fifth Avenue, Suite 3400, Seattle, Washington 98101.

18.          Settlement Negotiations.  Except to enforce the terms of this Agreement, or to respond to any assertions about its effect, no Party shall use the execution of this Agreement or any discussions or negotiations leading to it or its substance or terms against any other Party in any litigation or other legal controversy.  This Agreement, such discussions and negotiations, and all unexecuted drafts of this Agreement and related documents are expressly intended to be subject to the protections afforded by Washington’s Uniform Mediation Act, chapter 7.07 RCW, Washington Rule of Evidence 408, and Federal Rule of Evidence 408.

19.          Compromise / No Admission.  This Agreement is the result of a compromise and neither this Agreement, nor anything contained herein, shall be construed as an admission by either Party: (a) that it has in any respect violated or abridged any federal, state, local, or foreign law; (b) of any liability, wrongdoing, or responsibility on its part or on the part of its predecessors, successors, assigns, agents, parents, subsidiaries, affiliates, directors, officers, employees, executors, or administrators; or (c) of any obligation that it may owe or may have owed to the other Party.  The Parties expressly deny any such liability, wrongdoing, obligation, and responsibility, and intend solely to resolve their dispute and avoid litigation.  No findings of any kind have been made, and each of the Parties agrees that it does not purport and will not claim to be a prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than in accordance with section 11 hereof.

20.          Rights and Remedies.  The rights and remedies conferred in this Agreement with respect to breach of or default under its terms and conditions are cumulative and not exclusive of any other rights and remedies, and shall be in addition to every other right, power and remedy herein specifically granted or hereafter existing at law, in equity, or by statute, and all such rights and remedies may be exercised from time to time and as often and in such order as may be expedient.  No delay or omission in the exercise of any such right, power, or remedy or in pursuit of any remedy shall impair any such right, power, or remedy or be construed to be a waiver thereof or of any default or to be an acquiescence therein.

21.          Attorneys’ Fees and Costs.  In the event of breach or default under the terms of this Agreement, the Party in breach or default shall pay all costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Party not in breach or default in enforcing, or exercising any remedies under this Agreement.

22.          Entire Agreement.  This Agreement, including any attached exhibits, constitutes a single, integrated, written contract expressing the entire understanding and agreement between the Parties, and the terms of the Agreement are contractual and not merely recitals.

23.          Headings and Captions.  The headings and captions inserted into this Agreement are for convenience of reference only and in no way define, limit, or otherwise describe the scope or intent of this Agreement, or any provision hereof, or in any way affect the interpretation of this Agreement.

24.          Further Assurances.  The Parties hereby agree to perform such acts and to prepare, execute, and file all documents or stipulations reasonably required to satisfy the conditions herein contained, or to give full force and effect to this Agreement.

25.          Correspondence.  Any notice or communication required or permitted hereunder shall be sufficiently given if delivered (a) by hand, (b) sent by certified mail, postage prepaid, return receipt requested, (c) sent by overnight delivery service for next day delivery with delivery receipt requested, (d) by fax, or (e) by e-mail:

a.             To King County:

Jennifer G. Ritchie

Senior Deputy Prosecuting Attorney

516 Third Avenue, Room W400

Seattle, WA 98104

Fax: 206-296-0191

Email: jennifer.ritchie@kingcounty.gov

With a copy to:

David R. Goodnight

Hunter Ferguson

Stoel Rives LLP

600 University Street, Suite 3600

Seattle, WA 98101

Fax: 206-386-7500

Email: drgoodnight@stoel.com

Email: hoferguson@stoel.com

b.             To Supreme:

Mark Weber

Chief Executive Officer

Supreme Corporation/Supreme Indiana Operations, Inc.

2851 East Kercher Road

P.O. Box 463

Goshen, IN 46528

Fax: 574-642-4729

Email:  mark.weber@supremecorp.com

With copy to:

Joe Silvernale

Mack Shultz

Gretchen Paine

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Fax: 206-359-9000

Email: jsilvernale@perkinscoie.com

Email: mschultz@perkinscoie.com

Email: gpaine@perkinscoie.com

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

King County, Washington

By:	/s/ Christine Oh
Christine Oh
Deputy Risk Manager

By:	/s/ Kevin Desmond
Kevin Desmond
General Manager, Department of
Transportation, Metro Transit

Supreme Indiana Operations, Inc.

By:	/s/ Mark Weber
Mark Weber
Chief Executive Officer